Exhibit 99.1

Net1 Announces Conclusion of SEC Investigation

Johannesburg, June 8, 2015 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today announced that it has received a letter from the Foreign Corrupt Practices Act unit of the Division of Enforcement of the U.S. Securities and Exchange Commission (“SEC”), advising the Company as follows:

“We have concluded the investigation as to Net 1 UEPS Technologies, Inc. Based on the information we have as of this date, we do not intend to recommend an enforcement action by the Commission against Net 1 UEPS Technologies, Inc. We are providing this notice under the guidelines set out in the final paragraph of Securities Act Release No. 5310, which states in part that the notice “must in no way be construed that the party has been exonerated or that no action may ultimately result from the staff’s investigation” (The full text of Release No. 5310 can be found at: http://www.sec.gov/divisions/enforce/wells-release.pdf).”

“The investigation commenced in December 2012 following the award of the SASSA national contract to us in January 2012,” said Dr. Serge Belamant, Chairman and CEO of Net1. “It commenced largely as a result of one of the losing bidders for the contract, Barclays Africa’s subsidiary AllPay, referring unsubstantiated South African press articles alleging irregularities in the tender process to the U.S. Department of Justice. We believe that AllPay was responsible for instigating those media allegations. This resulted in the DOJ and SEC initiating investigations into alleged FCPA and disclosures violations. This letter from the SEC is an important step in the Company clearing its name and is in line with the total absence of any findings of irregularities against Net1 by any South African Court or Regulator resulting from actions pursued by AllPay over the past three years,” he concluded.

The separate investigation into these matters initiated by Net1 itself with the South African Police’s Commercial Crimes unit is expected to be concluded shortly.

It is the Company’s understanding that the DOJ investigation remains open at this time.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1's mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its Zazoo business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements. All statements, other than statements of historical fact, including the Company's expectations about allegations made against the Company, are forward-looking statements, and future events may differ from such expectations. Please refer to the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as they may be updated from time to time in future reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com